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                                                                   Exhibit 99.1

Contact:  Pat Martin, Harrah's Entertainment, Inc.
(901) 537-3654
Release # HET 08-99-0165


               HARRAH'S ENTERTAINMENT SIGNS DEFINITIVE AGREEMENT
                        TO ACQUIRE PLAYERS INTERNATIONAL

            -- ACQUISITION STRENGTHENS HARRAH'S GEOGRAPHIC REACH --
                           -- ACCRETIVE TO EARNINGS --

     LAS VEGAS, August 19, 1999 -- Harrah's Entertainment, Inc. (NYSE:HET ) today announced that it has signed a definitive agreement to acquire Players International, Inc. (NASDAQ:PLAY ) in a merger transaction initiated earlier this week. Under terms of the agreement, Players' shareholders will receive $8.50 in cash for each share outstanding and Harrah's will assume $150 million of Player's debt. Closing is expected around the end of the year pending Players' shareholder and required regulatory approvals.

     Players CEO and President John Groom said, "We are pleased to have reached a definitive agreement with Harrah's in a superior deal for all of our constituents. In addition to the obvious superiority of the Harrah's offer for our shareholders, Players' employees and customers will benefit from association with a company recognized as a leader in customer service, state-of-the-art technology and systems as well as for the creation of the most powerful gaming brand in the U.S."

     "We're excited about the opportunity to offer our shareholders and customers this attractive combination," said Harrah's Entertainment Chairman and CEO Phil Satre. "This company has a talented group of management and employees and we welcome them to the Harrah's family.

     "This transaction reinforces the Company's position as the most diversified casino entertainment company in the U.S. focused on high quality products and customer loyalty," Satre added.

     Based on an average of analyst estimates, Harrah's Entertainment will, after the purchase of Players, have revenues of approximately $3.5 billion and more than $850 million of EBITDA. Management expects the transaction to be accretive immediately.

     Deutsche Banc Alex. Brown is acting as financial advisor to Harrah's Entertainment for this transaction.

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     Players International operates a riverboat casino on the Ohio River in
Metropolis, Illinois; two cruising riverboat casinos in Lake Charles, Louisiana; two dockside riverboat casinos in Maryland Heights, Missouri, and a horse racetrack in Paducah, Kentucky. Players and Harrah's jointly operate a landside hotel and entertainment facility at the Maryland Heights property, a suburb of St. Louis.

     Harrah's Entertainment, Inc. is the most recognized and respected name in the casino entertainment industry operating 18 casinos in the United States under the Harrah's, Showboat and Rio brand names. Harrah's New Orleans is scheduled to open in October. A sale of Harrah's interest in the Star City Casino in Sydney, Australia , is expected to close by year-end. Founded more than 60 years ago, Harrah's is focused on building loyalty and value with its targeted customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

     Statements in this release concerning future events, including the anticipated completion of the transaction, future performance and business prospects are forward-looking and are subject to certain risks and uncertainties. These include, but are not limited to, economic and bank and stock market conditions, changes in laws or regulations, third party relations and approvals, decisions of courts, regulators and governmental bodies, factors affecting leverage, including interest rates, and effects of competition. These risks and uncertainties could significantly affect anticipated results or events in the future and actual results may differ materially from any forward-looking statements.

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